Exhibit 99.1


Cognex Corporation Announces Very Disappointing First Quarter Results


    NATICK, Mass.--(BUSINESS WIRE)--April 17, 2007--Cognex Corporation (NASDAQ: CGNX) today announced its financial results for the first quarter ended April 1, 2007. Revenue, net income and earnings per share are compared to the first and fourth quarters of 2006 in the table below.



                                                              Earnings
                                                                per
                                                               Diluted
       Quarterly Comparisons           Revenue    Net Income    Share
==================================== =================================
Current quarter: Q1-07               $50,929,000  $4,635,000   $0.10
------------------------------------ ------------ ----------- --------
Prior year's quarter: Q1-06          $59,040,000  $8,800,000   $0.18
------------------------------------ ------------ ----------- --------
Change from Q1-06 to Q1-07              (14%)        (47%)     (43%)
------------------------------------ ------------ ----------- --------
Prior quarter: Q4-06                 $58,305,000  $9,505,000   $0.21
------------------------------------ ------------ ----------- --------
Change from Q4-06 to Q1-07              (13%)        (51%)     (51%)
------------------------------------ ------------ ----------- --------


    Beginning in 2006, Cognex has included stock option expense in its results (Exhibit 2 shows the effect of stock option expensing on certain line items in the P&L as reported under GAAP). For comparative purposes, the company's results are shown in the table below excluding stock option expense:



                                                              Earnings
                                                                per
                                                               Diluted
       Quarterly Comparisons          Revenue     Net Income    Share
=================================== ==================================
Current quarter: Q1-07 (Non-GAAP)   $50,929,000  $6,650,000    $0.15
----------------------------------- ------------ ------------ --------
Prior year's quarter: Q1-06 (Non-
 GAAP)                              $59,040,000  $10,718,000   $0.22
----------------------------------- ------------ ------------ --------
Change from Q1-06 to Q1-07             (14%)        (38%)      (33%)
----------------------------------- ------------ ------------ --------
Prior quarter: Q4-06 (Non-GAAP)     $58,305,000  $11,943,000   $0.27
----------------------------------- ------------ ------------ --------
Change from Q4-06 to Q1-07             (13%)        (44%)      (44%)
----------------------------------- ------------ ------------ --------


    "Our results for the first quarter of 2007 were very disappointing," said Dr. Robert J. Shillman, Cognex's Chairman and Chief Executive Officer. "Revenue was significantly below our expectations and, because of that, earnings fell far short as well. The major cause of the shortfall was in the Factory Automation market, where orders were significantly lower than planned in each primary region. Bookings were very slow leading up to our sales kick-off meetings in February, where everyone was fully informed about the change in sales strategy implemented by Eric Ceyrolle, our new Executive Vice President of Worldwide Sales and Marketing. Afterwards, business picked-up nicely but not enough to offset the earlier shortfall."

    Dr. Shillman continued, "In spite of the disappointing first quarter results that we announced today, I believe that 2007 will still be a good year for Cognex; both the direct sales channel and distributors now fully understand what is expected of them, and we are starting to see increased quotation levels coming from the direct sales force."

                        Details of the Quarter

    Statement of Operations Highlights - First Quarter of 2007

    -- Revenue for the first quarter of 2007 decreased 14% from the first quarter of 2006 primarily due to lower sales in the Factory Automation market as well as in the Semiconductor and Electronics Capital Equipment market. On a sequential basis, revenue decreased 13% due to lower sales in all three of the company's primary markets; Factory Automation, Surface Inspection, and Semiconductor and Electronics Capital Equipment.

    -- Gross margin was 72% in the first quarter of 2007, in the first quarter of 2006 and in the prior quarter. Excluding stock option expense, gross margin was 72% in the first quarter of 2007 compared to 72% in the comparable quarter of 2006 and 73% in the prior quarter. Gross margin excluding stock option expense was flat year-on-year despite lower revenue due to lower manufacturing costs. The decline in gross margin excluding stock option expense on a sequential basis is due to lower revenue offset by favorable product mix.

    -- Research, Development & Engineering (R, D & E) spending in the first quarter of 2007 was essentially flat with the first quarter of 2006 and decreased 2% from the prior quarter.
        Excluding stock option expense, R, D & E spending was essentially flat both year-on-year and sequentially.

    -- Selling, General & Administrative (S, G & A) spending in the first quarter of 2007 increased 1% from the first quarter of 2006 and decreased 1% on a sequential basis. Excluding stock option expense, S, G & A increased 1% both year-on-year and sequentially. The increase in S, G & A spending excluding stock option expense year-on-year is due to the impact of foreign exchange rates on the company's international operations and costs associated with the company's sales kick-off meetings in the first quarter of 2007 offset by lower employee-related costs and the timing of marketing communication programs. On a sequential basis, S, G & A spending excluding stock option expense increased primarily due to costs for the sales kick-off meetings as well as higher employee-related costs and professional fees offset by lower travel and entertainment and marketing costs.

    -- The company reported a foreign currency loss of $118,000 in the first quarter of 2007, a loss of $145,000 in the first quarter of 2006 and a gain of $374,000 in the prior quarter. The company recognizes foreign currency gains and losses on the revaluation and settlement of accounts receivable and payable balances that are reported in one currency and collected or paid in another.

    -- Investment and other income was $1,778,000 in the first quarter of 2007, $1,566,000 in the first quarter of 2006 and $1,581,000 in the prior quarter. The increase in investment and other income year-on-year is due to higher yields offset by a lower average invested balance as Cognex used cash to repurchase its common stock. Investment and other income increased on a sequential basis due to higher yields.

    -- The effective tax rate was 26% in the first quarter of 2007, 27% in the first quarter of 2006 and 19% in the prior quarter. Excluding the one-time discrete items described below, the tax rate would have been 25% in the fourth quarter of 2006. The decrease in the effective tax rate year-on-year is due to more of the company's profits being earned in lower tax jurisdictions than in the first quarter of 2006. The increase on a sequential basis is due to the expectation that more of the company's profits will be earned and taxed in higher tax jurisdictions in 2007 than in 2006.

    In the fourth quarter of 2006, Cognex recorded favorable tax adjustments of nearly $700,000 due to adjusting the estimate of the Japanese tax audit settlement upon filing of the actual tax return in Japan, and the favorable impact in the U.S. of the retroactive reinstatement of the Research & Development tax credit.

    Balance Sheet Highlights - April 1, 2007

    -- Cognex's financial position at April 1, 2007 was very strong, with over $265,000,000, or $6.01 per outstanding share, in cash and investments and no debt. In the first quarter of 2007, Cognex generated positive cash flow from operations of approximately $6,300,000, paid out over $3,700,000 in dividends to shareholders, and spent over $2,600,000 to repurchase nearly 125,000 shares of its common stock on the open market.

    -- Days sales outstanding (DSO) for the first quarter of 2007 was 65 days, and remains within the company's targeted range.

    --  Inventories at April 1, 2007, increased by approximately
        $2,100,000, or 7%, from the end of 2006, and inventory turns in the first quarter were equivalent to 1.8 times per year.

    Financial Outlook

    -- For the second quarter of 2007, Cognex expects revenue to be between $50 million and $55 million. Gross margin is expected to be in the low-70% range. Operating expenses (R, D & E and S, G & A) are expected to increase by approximately 5% on a sequential basis. The effective tax rate is expected to be 26%. As a result of the above, earnings for the second quarter of 2007 are expected to be between $0.07 and $0.12 per diluted share (or between $0.11 and $0.16 per diluted share excluding an estimated $0.04 per diluted share for estimated stock option expense of $300,000 in Cost of Goods Sold and $2,700,000 in Operating Expenses).

    Non-GAAP Financial Measures

    This press release and its attachments contain non-GAAP financial measures. In particular, Cognex incurs expense related to stock options included in its GAAP presentation of cost of revenue, research, development, and engineering expenses (R,D&E), and selling, general and administrative expenses (S,G&A). Cognex excludes these expenses for the purpose of calculating non-GAAP adjusted gross margin, non-GAAP adjusted operating income, non-GAAP adjusted net income and non-GAAP adjusted earnings per share when it evaluates its continuing operational performance and in connection with its budgeting process and the allocation of resources, because these expenses have no current effect on cash or the future uses of cash and they fluctuate as a result of changes in Cognex's stock price. Cognex also excludes certain items affecting the tax provision because they are one-time discrete events. Cognex believes that these non-GAAP financial measures are useful to investors because they allow investors to more accurately assess and compare Cognex's results over multiple periods and to evaluate the effectiveness of the methodology used by management to review the operating results of the company. However, these non-GAAP financial measures are not meant to be considered in isolation, nor as a substitute for financial information provided in accordance with GAAP. Exhibit 2 shows a reconciliation of these financial measures from GAAP to non-GAAP.

    Analyst Conference Call and Simultaneous Webcast

    Cognex will host a conference call to discuss its results for the first quarter of 2007, as well as its financial outlook, today at 5:00 p.m. eastern time. The telephone number for the live call is 866-256-9239 (or 703-639-1213 if outside the United States). A replay will begin tonight at approximately 8:00 p.m. eastern time and will run continuously until 11:59 p.m. eastern time on Friday, April 20, 2007. The telephone number for the replay is 888-266-2081 (or 703-925-2533 if outside the United States) and the access code is 1066695.

    Internet users can listen to a real-time audio broadcast of the conference call, as well as an archive replay of the call, on Cognex's website at http://www.cognex.com/investor/default.asp.

    About Cognex Corporation

    Cognex Corporation designs, develops, manufactures, and markets machine vision sensors and systems, or devices that can "see." Cognex vision sensors are used in factories around the world to automate the manufacture of a wide range of items and to assure their quality. Cognex is the world's leader in the machine vision industry, having shipped more than 350,000 machine vision systems, representing over $2 billion in cumulative revenue, since the company's founding in 1981. In addition to its corporate headquarters in Natick, Massachusetts, Cognex also has regional offices and distributors located throughout North America, Japan, Europe, Asia, and Latin America. Visit Cognex on-line at http://www.cognex.com/.

    Forward-Looking Statements

    Certain statements made in this press release, which do not relate solely to historical matters, are forward-looking statements. You can identify these forward-looking statements by use of the words "expects," "anticipates," "estimates," "believes," "projects," "intends," "plans," "will," "may," "should," "shall" and similar words. These forward-looking statements, which include statements regarding business trends, revenue growth and the company's financial outlook, involve known and unknown risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include: (1) global economic conditions that impact the capital spending trends of manufacturers in a variety of industries; (2) the cyclicality of the semiconductor and electronics industries; (3) the reliance upon certain sole-source suppliers to manufacture and deliver critical components for the company's products; (4) the inability to design and manufacture high-quality products; (5) the technological obsolescence of current products and the inability to develop new products; (6) the inability to protect the company's proprietary technology and intellectual property; (7) the challenges in integrating acquisitions and achieving anticipated benefits; (8) the failure to effectively manage product transitions or accurately forecast customer demand; (9) the inability to attract and retain skilled employees; and (10) the other risks detailed in the company's reports filed with the SEC, including the company's Form 10-K for the fiscal year ended December 31, 2006. You should not place undue reliance upon any such forward-looking statements, which speak only as of the date made. The company disclaims any obligation to update forward-looking statements after the date of such statements.



                          COGNEX CORPORATION
                       Statements of Operations
                             (Unaudited)
            Dollars in thousands, except per share amounts




                                                Three Months Ended
                                                     December
                                            April 1,    31,   April 2,
                                             2007     2006     2006
                                            --------------------------

Revenue                                     $50,929  $58,305  $59,040

Cost of revenue (1)                          14,421   16,193   16,710
                                            -------- -------- --------

Gross margin                                 36,508   42,112   42,330
     Percentage of revenue                       72%      72%      72%

Research, development, and engineering
 expenses (1)                                 7,931    8,111    7,917
     Percentage of revenue                       16%      14%      13%

Selling, general, and administrative
 expenses (1)                                23,973   24,208   23,779
     Percentage of revenue                       47%      42%      40%
                                            -------- -------- --------

Operating income                              4,604    9,793   10,634
     Percentage of revenue                        9%      17%      18%

Foreign currency gain (loss)                   (118)     374     (145)

Investment and other income                   1,778    1,581    1,566
                                            -------- -------- --------

Income before taxes                           6,264   11,748   12,055

Income tax provision                          1,629    2,243    3,255
                                            -------- -------- --------

Net income                                   $4,635   $9,505   $8,800
     Percentage of revenue                        9%      16%      15%
                                            ======== ======== ========

Net income per diluted common and common
     equivalent share (2)                     $0.10    $0.21    $0.18
                                            ======== ======== ========

Diluted weighted-average common and
 common
     equivalent shares outstanding           44,905   45,346   48,419
                                            ======== ======== ========

Cash dividends per common share              $0.085   $0.085   $0.080
                                            ======== ======== ========

   (1)Amounts include stock option
    expense, as follows:
            Cost of revenue                    $292     $402      355
            Research, development, and
             engineering                        822      956      782
            Selling, general, and
             administrative                   1,878    2,330    1,819
                                            -------- -------- --------
            Total stock option expense       $2,992   $3,688    2,956
                                            ======== ======== ========

   (2)Net income per diluted common and
 common equivalent share excluding stock
                         option expense.      $0.15    $0.27    $0.22
                                            ======== ======== ========




                          COGNEX CORPORATION
        Reconciliation of Selected Items from GAAP to Non-GAAP
                             (Unaudited)
            Dollars in thousands, except per share amounts




                                                Three Months Ended
                                                     December
                                            April 1,    31,   April 2,
                                             2007     2006     2006
                                            -------- -----------------

Revenue (GAAP)                              $50,929  $58,305  $59,040
                                            ======== ======== ========

Gross margin (GAAP)                         $36,508  $42,112  $42,330
      Stock option expense                      292      402      355
                                            -------- -------- --------
      Gross margin (Non-GAAP)               $36,800  $42,514  $42,685
                                            ======== ======== ========
        Percentage of revenue                    72%      73%      72%

R, D & E expenses (GAAP)                     $7,931   $8,111   $7,917
      Stock option expense                     (822)    (956)    (782)
                                            -------- -------- --------
      R, D & E expenses (Non-GAAP)           $7,109   $7,155   $7,135
                                            ======== ======== ========

S, G & A expenses (GAAP)                    $23,973  $24,208  $23,779
      Stock option expense                   (1,878)  (2,330)  (1,819)
                                            -------- -------- --------
      S, G & A expenses (Non-GAAP)          $22,095  $21,878  $21,960
                                            ======== ======== ========

Operating income (GAAP)                      $4,604   $9,793  $10,634
     Stock option expense                     2,992    3,688    2,956
                                            -------- -------- --------
     Operating income (Non-GAAP)             $7,596  $13,481  $13,590
                                            ======== ======== ========
       Percentage of revenue                     15%      23%      23%

Net income (GAAP)                            $4,635   $9,505   $8,800
      Stock option expense, net of tax        2,015    2,438    1,918
      Net income excluding stock option
                                            -------- -------- --------
      expense (Non-GAAP)                     $6,650  $11,943  $10,718
      Tax benefit from discrete events            -     (694)       -
                                            -------- -------- --------
      Net income excluding stock option
      expense and tax benefit (Non-GAAP)     $6,650  $11,249  $10,718
                                            ======== ======== ========
      Percentage of revenue                      13%      19%      18%

Net income per diluted share (GAAP)           $0.10    $0.21    $0.18
      Stock option expense, net of tax         0.05     0.06     0.04
                                            -------- -------- --------
      Net income per diluted share
       excluding
      stock option expense (Non-GAAP)         $0.15    $0.27    $0.22
      Tax benefit from discrete events            -    (0.02)       -
                                            -------- -------- --------
      Net income per diluted share
       excluding stock
      option expense and tax benefit
       (Non-GAAP)                             $0.15    $0.25    $0.22
                                            ======== ======== ========




                          COGNEX CORPORATION
                            Balance Sheets
                             (Unaudited)
                             In thousands




                                                   April 1,  December
                                                                31,
                                                     2007      2006
                                                   -------------------

Assets

Cash and investments                               $266,551  $266,220

Accounts receivable                                  38,042    40,055

Inventories                                          32,724    30,583

Property, plant, and equipment                       26,509    26,028

Other assets                                        170,251   165,765
                                                   --------- ---------

Total assets                                       $534,077  $528,651
                                                   ========= =========


Liabilities and Shareholders' Equity

Current liabilities                                 $48,289   $54,801

Long-term tax liabilities                            12,743         -

Shareholders' equity                                473,045   473,850
                                                   --------- ---------

Total liabilities and shareholders' equity         $534,077  $528,651
                                                   ========= =========




                          COGNEX CORPORATION
                   Additional Information Schedule
                             (Unaudited)
                         Dollars in thousands



                                                Three Months Ended
                                            April 1, December April 2,
                                                        31,
                                             2007     2006     2006
                                            --------------------------

Revenue                                     $50,929  $58,305  $59,040
                                            ======== ======== ========

Revenue by division:
  Modular Vision Systems Division                89%      86%      89%
  Surface Inspection Systems Division            11%      14%      11%
                                            -------- -------- --------
  Total                                         100%     100%     100%
                                            ======== ======== ========

Revenue by geography:
  Americas                                       37%      35%      33%
  Japan                                          26%      29%      30%
  Europe                                         29%      28%      27%
  Asia                                            8%       8%      10%
                                            -------- -------- --------
  Total                                         100%     100%     100%
                                            ======== ======== ========

Revenue by market:
  Discrete factory automation                    59%      56%      56%
  Semiconductor and electronics capital
   equipment                                     30%      30%      33%
  Surface inspection                             11%      14%      11%
                                            -------- -------- --------
  Total                                         100%     100%     100%
                                            ======== ======== ========

Revenue by product:
  Vision sensors                                 54%      51%      48%
  PC-based vision systems                        28%      29%      36%
  Surface inspection vision systems               6%       9%       7%
  Service                                        12%      11%       9%
                                            -------- -------- --------
  Total                                         100%     100%     100%
                                            ======== ======== ========



    CONTACT: Cognex Corporation
             Susan Conway, 508-650-3353
             Director of Investor Relations
             susan.conway@cognex.com